Exhibit 10.1
July 19, 2021

VIA EMAIL/DOCUSIGN

Dear Ms. Cavanaugh,

As discussed, effective as of the filing date of Apollo Endosurgery, Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 (the “Effective Date”), which is expected to be on or about August 3, 2021, you will cease serving as Chief Financial Officer of Apollo Endosurgery, Inc. (the “Company”) and will remain employed in a transitional role at the Company. In this new role, you will report to the Chief Financial Officer of the Company.

Between now and the Effective Date, you and the Company will negotiate a new employment agreement to reflect your new role. The Company agrees that, at a minimum, any new employment agreement will provide for the same level of severance benefits and related severance terms and conditions at least as favorable to you as those provided under your Employment Agreement dated March 2, 2015, as amended on May 23, 2018 (the “Employment Agreement”).

If you and the Company are not able to reach agreement on a new employment agreement by the Effective Date, then you will remain employed under the terms of your Employment Agreement, as amended by the terms herein, through January 31, 2022, at which time your employment will automatically end and you will be entitled to severance benefits under Section 8(d)(ii) of your Employment Agreement.

You will remain eligible for a 2021 bonus, subject to the terms and conditions set forth in the Employment Agreement and the Company’s incentive bonus plan (including any requisite approvals by the Company’s board of directors or any committee thereof), provided you remain employed through the January 31, 2021.

The Company acknowledges that this change in your role constitutes Good Reason for your resignation under the terms of your Employment Agreement and agrees that between now and January 31, 2022, you may elect to resign for Good Reason upon providing notice of same to the Company, with at least fifteen (15) days’ notice of your final day of employment. In the event you provide such notice, the Company will provide you with the severance benefits set forth in Section 8(d)(ii) of your Employment Agreement, subject to the terms and conditions therein. You understand and agree that your right to resign for Good Reason based on this transition will expire as of January 31, 2022.

Except as set forth herein, all of the terms and conditions of your employment as set forth in the Employment Agreement shall remain in effect and unchanged.

Please sign below to indicate your acceptance of these amended terms and conditions of employment.

Sincerely,

/s/ Charles McKhann
Charles McKhann
Chief Executive Officer and President

Understood, Accepted and Agreed To:

/s/ Stefanie Cavanaugh                    7/19/2021
Stefanie Cavanaugh                    Date